Exhibit 99.01

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NEURALSTEM ALS INVESTIGATOR PRESENTS LONG-TERM FOLLOW UP PHASE I DATA

Some Patients Continue to Show Slowed Disease Progression or Improvement Three Years Post-Transplant

GERMANTOWN, MD, September 22, 2014 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that Jonathan D. Glass, MD, site investigator at Emory University, presented long-term follow up data on the Phase I trial testing NSI-566 human neural stem cells in the treatment of amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease). The presentation, which occurred at the Annual Symposium on ALS of the Foundation Andre-Delambre, in Montreal, Canada, on Friday, and was not open to the public, covered data up to approximately 1200 days post the stem cell treatment.

Dr. Glass reported that patients in the last safety cohort (n=3), who received treatments in both the lumbar and the cervical region with the highest number of cells per injection, all showed significant slowing of the progression of the disease. One patient showed functional improvement from pre-treatment baseline, which is maintained to present day. The other two patients are maintaining the same level of functionality as they had at the baseline for over three years since the stem cell treatment.

“The long-term follow up data is very encouraging,” said Karl Johe, PhD, Neuralstem’s Chairman and Chief Scientific Officer. “In Phase I, patients 10, 11, and 12 each received 10 lumbar and five cervical injections, of 100,000 cells each, which was far below the safe maximal dose. Even so, the data shows a significant slowing of the disease progression for over three years. If replicated on a larger scale, this could represent meaningful improvement in quality of life, and lifespan, compared to untreated patients. In our Phase II dose escalation trial, we successfully reached the maximal dose planned, which consisted of 20 lumbar and 20 cervical injections of 400,000 cells each, more than ten times the number of stem cells delivered in the highest dose cohort of the Phase I trial.”

“The progress in this trial is truly groundbreaking,” said Dr. Glass, who is Director of the Emory ALS Center at Emory University, the first site in the trial. “It has provided data on the safety of multiple injections and multiple transplantation surgeries in ALS patients, as well as the long- term survival of the transplanted cells in the human spinal cord.  This provides a strong foundation for moving ahead with more definitive trials focused on the potential therapeutic efficacy of spinal cord transplantation of neural stem cells for ALS."

About Neuralstem

Neuralstem's patented technology enables the production of neural stem cells of the brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glial cells. Neuralstem’s NSI-566 spinal cord-derived neural stem cell therapy Phase II clinical trials for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, concluded final surgeries in July 2014. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting other major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury and ischemic stroke. The company has received approvals from the FDA and the Institutional Review Board of University of California, San Diego, to commence a Phase I safety trial in chronic spinal cord injury.

Neuralstem also maintains the ability to generate stable human neural stem cell lines suitable for systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate neurons, possibly reversing pathologies associated with certain central nervous system conditions. The company has completed Phase Ia and Ib trials evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD), and is expecting to launch a Phase II NSI-189/MDD study in 2015. Additional indications might include traumatic brain injury (TBI), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information:
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2013 and Form 10Q, for the period ended June 30, 2014.

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